Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 18, 2021, with respect to the consolidated financial statements of Progenity, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our report contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

San Diego, California

June 17, 2021